Exhibit 10.2

EXECUTIVE AGREEMENT

This is an agreement (this “Agreement”) among Huntington Bancshares Incorporated, a Maryland corporation with its principal office located at the Huntington Center, 41 South High Street, Columbus, Ohio 43215, and its Subsidiaries (individually and collectively, the “Corporation”) and [NAME] (the “Executive”), effective as of [DATE] (the “Effective Date”).

RECITALS:

The Corporation considers the establishment and maintenance of a sound and vital management to be part of its overall corporate strategy and to be essential to protecting and enhancing the interests of the Corporation and its shareholders. As part of this corporate strategy, the Corporation wishes to act to retain its key executive officers notwithstanding any actual or threatened change in control of the Corporation.

The Executive is a key executive officer of the Corporation or one of its Subsidiaries and the Executive’s services, experience and knowledge of the affairs of the Corporation, and reputation and contacts in the industry, are extremely valuable to the Corporation. The Executive’s continued dedication, availability, advice, and counsel to the Corporation are deemed important to the Corporation, its Board of Directors (the “Board”), and its shareholders. It is, therefore, in the best interests of the Corporation to secure the continued services of the Executive notwithstanding any actual or threatened change in control of the Corporation. Accordingly, the Board has approved this Agreement with the Executive and authorized its execution and delivery on behalf of the Corporation.

AGREEMENT:

1. Term of Agreement. This Agreement will begin on the Effective Date and will continue in effect through December 31, 2013. On December 31, 2013, and on December 31 of each successive year thereafter during the term (each a “Renewal Date”), the term of this Agreement will be extended automatically for an additional one-year period unless, not later than 30 days prior to such Renewal Date, the Corporation gives written notice to the Executive that it has elected not to extend this Agreement. Notwithstanding the above, if a “Change of Control” (as defined herein) of the Corporation occurs during the term of this Agreement, the term of this Agreement will be extended for 24 months beyond the end of the month in which any such Change of Control occurs.

2. Definitions. The following defined terms shall have the meanings set forth below, for purposes of this Agreement:

(a) Annual Award. “Annual Award” means the cash payment paid or payable to the Executive with respect to a fiscal year under the Corporation’s Management Incentive Plan, including any portion thereof that has been earned but deferred.

(b) Base Annual Salary. “Base Annual Salary” means the greater of (1) the highest annual rate of base salary in effect for the Executive during the 12-month period immediately prior to a Change of Control, or (2) the annual rate of base salary in effect at the time Notice of Termination is given (or on the date employment is terminated if no Notice of Termination is required).

(c) Cause. “Cause” means any of the following:

(1) The Executive shall have committed a felony or an intentional act of gross misconduct, moral turpitude, fraud, embezzlement, or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Corporation or any Subsidiary, and the Board shall have determined that such act is materially harmful to the Corporation;

(2) The Corporation or any Subsidiary shall have been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Executive’s employment and such order or directive has not been vacated or reversed upon appeal; or

(3) After being notified in writing by the Board to cease any particular Competitive Activity (as defined herein), the Executive shall have continued such Competitive Activity while employed by the Corporation and the Board shall have determined that such act is materially harmful to the Corporation.

For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Corporation. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” under this Agreement unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board, or if, following the Change of Control, the Corporation is not the ultimate parent corporation of the entities affiliated with the Corporation and is not publicly traded, the board of directors of the ultimate parent of the Corporation (the “Applicable Board”), at a meeting called and held for such purposes, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Applicable Board, finding that, in the good faith opinion of the Applicable Board, the Executive had committed an act constituting “Cause” as defined in this Agreement and specifying the particulars of the act constituting “Cause” in detail. Nothing in this Agreement will limit the right of the Executive or the Executive’s beneficiaries to contest the validity or propriety of any such determination.

(d) Change of Control. “Change of Control” means the occurrence of any of the following:

(1) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“the Exchange Act”) as in effect as of the date of this Agreement) becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then-outstanding securities entitled to vote generally in the election of directors (“voting securities”); provided, however, that, for purposes of this Section 2(d)(1), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation, (ii) any acquisition by the Corporation, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation of any of its Subsidiaries; or

(2) Individuals who, as of the Effective Date, constitute the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, any individual becoming a director subsequent to the date hereof whose election, or nomination for election, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(3) Any of the following occurs:

(A) consummation of a merger, statutory share exchange, consolidation or similar corporate transaction involving the Corporation, other than any such transaction in which the voting securities of the Corporation immediately prior to the transaction continue to represent (either by remaining outstanding or being converted into securities of the “surviving entity,” which for purposes of this Agreement shall include the corporation or other entity resulting from such transaction and/or the corporation or other entity that, as a result of the transaction, owns the Corporation or all or substantially all of the Corporation’s assets, either directly or indirectly) more than 50% of the combined voting power of the Corporation or surviving entity resulting from such transaction immediately after the transaction with another entity;

(B) consummation of a sale, exchange, lease, mortgage, pledge, transfer, or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Corporation which shall include, without limitation, the sale of assets or earning power aggregating more than 50% of the assets or earning power of the Corporation on a consolidated basis, other than any such transaction in which a majority of the voting securities of the surviving entity are, immediately following consummation of such transaction, beneficially owned by the individuals and entities that were the beneficial owners of the Corporation’s voting securities immediately prior to the transaction;

(C) a liquidation or dissolution of the Corporation;

(D) a reorganization, reverse stock split, or recapitalization of the Corporation which would result in any of the foregoing; or

(E) a transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

(e) Competitive Activity. “Competitive Activity” means the Executive’s participation while employed by the Corporation, without the written consent of an officer of the Corporation, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Corporation and such enterprise’s revenues derived from any product or service competitive with any product or service of the Corporation amounted to 10% or more of such enterprise’s revenues for its most recently completed fiscal year and if the Corporation’s revenues for such product or service amounted to 10% of the Corporation’s revenues for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

(f) Disability; Disabled. “Disability” or “Disabled” means that, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall be eligible for the receipt of benefits under the Corporation’s long-term disability plan.

(g) Employee Benefits. “Employee Benefits” means the perquisites, benefits, and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs, or arrangements in which the Executive is entitled to participate, including, without limitation, any stock option, stock purchase, restricted stock, stock appreciation, interim awards and accrued and unpaid bonuses under the Management Incentive Plan, other awards under Stock Incentive Plans, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital, or other insurance (whether funded by actual insurance or self-insured by the Corporation), disability, salary continuation, expense reimbursement, and other employee benefit policies, plans, programs, or arrangements that may now exist or any equivalent successor policies, plans, programs, or arrangements that may be adopted hereafter, providing perquisites, benefits, and service credit for benefits at least as great in a monetary equivalent as are payable thereunder prior to a Change of Control.

(h) Equity Incentive Award. “Equity Incentive Award” means the awards under the Stock Incentive Plans (taking into account both regular and special incentive opportunities, if such distinction is applicable), with the value of the Executive’s award potential to be determined on a basis consistent with the methodology and assumptions used by the Corporation prior to the Change of Control and taking into account, to the extent applicable, the design features applicable to such awards, including without limitation, the target and maximum award levels, the performance goals and the vesting terms (including rights upon termination of employment).

(i) Good Reason. “Good Reason” means the occurrence of any one or more of the following:

(1) The assignment to the Executive after a Change of Control of the Corporation to a position that has or to duties that are materially different from or inconsistent with the positions, duties, responsibilities, reporting relationship, authority or status of the Executive’s positions or duties at the Corporation at any time during the 12-month period prior to such Change of Control (including, without limitation, the duties, responsibilities, reporting relationship, authority and status associated with being an executive of a publicly-traded corporation), or which result in a significant change in the Executive’s authority, duties, responsibilities, reporting relationship or status (including, without limitation, the duties, responsibilities, authority, reporting relationship and status associated with being an executive of a publicly-traded corporation) from those applicable to his or her position at the Corporation at any time during the 12-month period prior to such Change of Control;

(2) A reduction by the Corporation in the Executive’s Base Annual Salary as of the day immediately prior to a Change of Control of the Corporation, or the failure to grant salary increases and bonus payments on a basis comparable to those granted to other executives of the Corporation, or a reduction of the Executive’s Annual Award and Equity Incentive Award potential which existed immediately prior to such Change of Control under the Corporation’s Management Incentive Plan, Stock Incentive Plans, or any successor plans;

(3) A demand by the Corporation that the Executive relocate to a location in excess of 35 miles from the location where the Executive is currently based, or in the event of any such relocation with the Executive’s express written consent, the failure of the Corporation or a Subsidiary to pay (or reimburse the Executive for) all reasonable moving expenses incurred by the Executive relating to a change of principal residence in connection with such relocation and to indemnify the Executive against any loss in the sale of the Executive’s principal residence in connection with any such change of residence, all to the effect that the Executive shall incur no loss on an after-tax basis;

(4) The failure of the Corporation to obtain a satisfactory agreement from any successor to the Corporation to assume and agree to perform this Agreement, as contemplated in Section 16 of this Agreement;

(5) The failure of the Corporation to provide the Executive with substantially the same Employee Benefits that were provided to him immediately prior to the Change of Control, or with a package of Employee Benefits that, though one or more of such benefits may vary from those in effect immediately prior to such Change of Control, is substantially comparable in all material respects to such Employee Benefits taken as a whole; or

(6) Any reduction in the Executive’s compensation or benefits or adverse change in the Executive’s location or duties, if such reduction or adverse change occurs at any time after the commencement of any discussion with a third party relating to a possible Change of Control of the Corporation involving such third party, if such reduction or adverse change is in contemplation of such possible Change of Control and such Change of Control is actually consummated within 12 months after the date of such reduction or adverse change.

The existence of Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute a waiver of the Executive’s rights with respect to any circumstance constituting Good Reason under this Agreement. The Executive’s determination of Good Reason shall be conclusive and binding upon the parties to this Agreement, provided that such determination has been made in good faith.

(j) Incentive Group. “Incentive Group” means the group or category into which an Executive is placed pursuant to the Corporation’s Management Incentive Plan or Stock Incentive Plan, as the case may be.

(k) Management Incentive Plan. “Management Incentive Plan” means the Corporation’s Management Incentive Plan for Covered Officers as amended and restated effective for plan years beginning on or after January 1, 2011, and the Management Incentive Plan for Non-Covered Employees effective for plan years beginning on or after January 1, 2011, as applicable to the Executive, and, in each case, any successor plan.

(l) Notice of Termination. “Notice of Termination” means a written notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the employment under the provision so indicated.

(m) Release. “Release” means a release in the form attached hereto as Exhibit A.

(n) Retirement. “Retirement” means having reached normal retirement age as defined in the Corporation’s qualified pension plan.

(o) Severance Benefits. “Severance Benefits” means the benefits described in Section 4 of this Agreement, as adjusted by the applicable provisions of Section 5 of this Agreement.

(p) Stock Incentive Plans. “Stock Incentive Plans” means the stock or long-term incentive plans that the Corporation may adopt from time to time, including without limit-ation, the 2004 Stock and Long-Term Incentive Plan, the 2012 Long-Term Incentive Plan, and any other successor or predecessor plans.

(q) Subsidiary and Subsidiaries. “Subsidiary” means any corporation, bank, or other entity, a majority of the voting control of which is directly or indirectly owned or controlled at the time by the Corporation. “Subsidiaries” means more than one Subsidiary.

(r) Transition Pay Plan. “Transition Pay Plan” means the Transition Pay Plan of the Corporation in effect as of the Effective Date of this Agreement, as well as any successor or replacement plan, in which the Executive is eligible to participate.

3. Eligibility for Severance Benefits. The Corporation or its successor shall pay or provide to the Executive the Severance Benefits if the Executive’s employment is terminated voluntarily or involuntarily during the term of this Agreement, either:

(a) by the Corporation (1) at any time within 24 months after a Change of Control of the Corporation, or (2) at any time prior to a Change of Control but after the commencement of any discussions with a third party relating to a possible Change of Control of the Corporation involving such third party, if such termination is in contemplation of such possible Change of Control and such Change of Control is (x) actually consummated within 12 months after the date of such termination and (y) a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (such a termination, an “Anticipatory without Cause Termination”), in either case, unless the termination is on account of the Executive’s death or Disability or for Cause, provided that, in the case of a termination on account of the Executive’s Disability or for Cause, the Corporation shall give Notice of Termination to the Executive with respect thereto; or

(b) by the Executive for Good Reason (1) at any time within 24 months after a Change of Control of the Corporation or (2) at any time after the commencement of any discussions with a third party relating to a possible Change of Control of the Corporation involving such third party, if such Change of Control is (x) actually consummated within 12 months after the date of such termination and (y) a “change in control event” within the meaning of Section 409A of the Code (such a termination, an “Anticipatory Good Reason Termination” and, together, with an Anticipatory without Cause Termination, an “Anticipatory Termination”), and, in any such case, provided that the Executive shall give Notice of Termination to the Corporation with respect thereto within 90 days following the Executive’s knowledge of the initial existence of such condition or conditions, and solely with respect to an Anticipatory Good Reason Termination, provided that the Corporation has not remedied such alleged condition or conditions within 30 days following receipt of such notice.

For purposes of clarity, with respect to Section 3 above, an Executive who is collecting Disability benefits will not be eligible for benefits under this Agreement. An Executive who is no longer Disabled will be eligible for benefits under this Agreement if, in the period extending from 12 months before the Change of Control to 24 months after the Change of Control, either of the following occur: (1) the Executive attempts to return to his or her position, and no such position is available, or (2) the Executive returns to employment and is subsequently terminated pursuant to Section 3(a) or Section 3(b) above.

4. Severance Benefits. The Executive, if eligible under Section 3, shall receive the following Severance Benefits, adjusted by the applicable provisions of Section 5 (in addition to other Employee Benefits that the Executive was otherwise entitled to):

(a) Base Annual Salary. In addition to any accrued compensation payable as of the Executive’s termination of employment, a lump sum cash amount equal to the Executive’s Base Annual Salary, multiplied by 1.5.

(b) Annual Incentive Compensation. In addition to any interim award that the Corporation owes to the Executive under Article VII of the Corporation’s Management Incentive Plan (or any similar provisions in a successor to the Management Incentive Plan), the Executive shall be paid a lump sum cash amount equal to 1.5 times the greater of the target Annual Award for the Executive’s Incentive Group for (1) the calendar year during which the Change of Control occurs or (2) the calendar year immediately preceding the calendar year in which the Change of Control occurs. In order to be entitled to a payment pursuant to this Section 4(b), the Executive must have been a participant in the Corporation’s Management Incentive Plan at some time during the calendar year in which the Change of Control occurred or the calendar year immediately preceding the calendar year in which the Change of Control occurred.

(c) Insurance Benefits. For an 18-month period after the date the employment is terminated, the Corporation will arrange to provide to the Executive at the Corporation’s expense, with:

(1) Health Care. Health care coverage comparable to that in effect for the Executive immediately prior to the termination (or, if more favorable to the Executive, that furnished generally to salaried employees of the Corporation), including, but not limited to, hospital, surgical, medical, dental, prescription, and dependent coverage. Upon the expiration of the health care benefits required to be provided pursuant to this subsection 4(c), the Executive shall be entitled to the continuation of such benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act. Health care benefits otherwise receivable by the Executive pursuant to this subsection 4(c) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the 18-month period following the date the employment is terminated and any such benefits actually received by the Executive shall be reported by the Executive to the Corporation.

(2) Life Insurance. Life and accidental death and dismemberment insurance coverage (including any supplemental coverage, purchase opportunity, and double indemnity for accidental death that was available to the Executive) equal (including policy terms) to that in effect at the time Notice of Termination is given (or on the date the employment is terminated if no Notice of Termination is required) or, if more favorable to the Executive, equal to that in effect at the date the Change of Control occurs.

(d) Retirement Benefits. The Executive will be entitled to receive retirement benefits as provided herein, so that the total retirement benefits the Executive receives from the Corporation will approximate the total retirement benefits the Executive would have received under all (qualified and nonqualified) retirement plans (which shall not include severance plans) of the Corporation in which the Executive participates were the Executive fully vested under such retirement plans and had the Executive continued in the employ of the Corporation for 18 months following the date of the Executive’s termination or until the Executive’s Retirement, if earlier (provided that such additional period shall be inclusive of and shall not be in addition to any period of service credited under any severance plan of the Corporation). The benefits specified in this subsection 4(d) will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement. The amount payable to the Executive or the Executive’s beneficiaries under this subsection 4(d) shall equal the excess of (1) the retirement benefits that would be paid to the Executive or the Executive’s beneficiaries, under all retirement plans of the Corporation in which the Executive participates if (A) the Executive were fully vested under such plans, (B) the 18-month period (or the period until the Executive’s Retirement, if less) following the date of the Executive’s termination were added to the Executive’s credited service under such plans, (C) the terms of such plans were those most favorable to the Executive in effect at any time during the period commencing prior to the Change of Control and ending on the date of Notice of Termination (or on the date employment is terminated if no Notice of Termination is required), and (D) the Executive’s highest average annual compensation as defined under such retirement plans was calculated as if the Executive had been employed by the Corporation for an 18-month period (or the period until the Executive’s Retirement, if earlier) following the date of the Executive’s termination and the Executive’s compensation during such period was equal to the Executive’s compensation used to calculate the Executive’s benefit under subsections 4(a) and 4(b); over (2) the retirement benefits that are payable to the Executive or the Executive’s beneficiaries under all retirement plans of the Corporation in which the Executive participates. These retirement benefits specified in this subsection 4(d) are to be provided on an unfunded basis, are not intended to meet the qualification requirements of Section 401 of the Code, and shall be payable solely from the general assets of the Corporation. These retirement benefits shall be payable at the time and in the manner provided in the applicable non-qualified retirement plans to which they relate.

(e) Outplacement. The Corporation shall pay all fees for outplacement services for the Executive up to a maximum equal to 15% of the Executive’s Annual Base Salary used to calculate the Executive’s benefit under subsection 4(a), plus provide a travel expense account of up to $5,000 to reimburse job search travel; provided that such outplacement benefits shall end not later than the last day of the second calendar year that begins after the date of termination.

(f) Stock Incentive Plans. The Executive’s rights in respect of stock options, restricted stock, restricted stock units, and other equity awards granted pursuant to Stock Incentive Plans held by the Executive shall be governed by the terms of the applicable Corporation Stock Incentive Plan and the award agreements thereunder (taking into account the treatment of any such awards as contemplated by any applicable merger or other transaction agreement entered into by the Corporation giving rise to the Change of Control) as interpreted by the Corporation’s Compensation Committee as such committee existed immediately prior to the Change of Control.

In computing and determining Severance Benefits under subsections 4(a), (b), (c), (d), (e), and (f) above, a decrease in the Executive’s salary, incentive bonus potential, or insurance benefits shall be disregarded if such decrease occurs within six months before a Change of Control, is in contemplation of such Change of Control, and is taken to reduce the payment or benefit under, or avoid the effect of, this Agreement. In such event, the salary, incentive bonus potential, and/or insurance benefits used to determine Severance Benefits shall be that in effect immediately before the decrease that is disregarded pursuant to this Section 4.

The Severance Benefits provided in subsections 4(a) and (b) above shall be paid on the 45th business day following the date the Executive’s employment terminates (or, in the event of an Anticipatory Termination, the 45th business day following the date of the related Change of Control).

5. Certain Reductions in Payments.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the Accounting Firm (as defined below) determines that receipt of all Payments (as defined below) would subject the Executive to the tax under Code Section 4999, the Accounting Firm shall determine whether to reduce any of the Agreement Payments (as defined below) to the Executive so that the Parachute Value (as defined below) of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount (as defined below). Agreement Payments shall be so reduced only if the Accounting Firm determines that the Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that the Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, the Executive shall receive all Agreement Payments to which the Executive is entitled hereunder.

(b) If the Accounting Firm determines that the aggregate Agreement Payments to the Executive should be reduced so that the Parachute Value of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount, the Corporation shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 5 shall be binding upon the Corporation and the Executive and shall be made as soon as reasonably practicable and in no event later than 15 days following the date of the Executive’s termination of employment.

(c) For purposes of reducing the Agreement Payments to the Executive so that the Parachute Value of all Payments to the Executive, in the aggregate, equals the applicable Safe Harbor Amount, only Agreement Payments (and no other Payments) shall be reduced. The reduction contemplated by this Section 5, if applicable, shall be made by reducing payments and benefits (to the extent such amounts are considered Payments) under the following sections in the following order: (i) any Payments under Section 4(e), (ii) any Payments under Section 4(d), (iii) any Payments under Section 4(c)(2), (iv) any Payments under Section 4(b), (v) any Payments under Section 4(a), and (vi) any other cash Agreement Payments that would be made upon a termination of the Executive’s employment, beginning with payments that would be made last in time.

(d) As a result of the uncertainty in the application of Code Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement that should not have been so paid or distributed (each, an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Corporation to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (each, an “Underpayment”), in each case consistent with the calculation of the applicable Safe Harbor Amount hereunder. In the event that the Accounting Firm, based on the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Executive which the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Corporation to or for the benefit of the Executive shall be repaid by the Executive to the Corporation, together with interest at the applicable federal rate provided for in Code Section 7872(f)(2); provided, however, that (i) no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Code Sections 1 and 4999 or generate a refund of such taxes; and (ii) to the extent such repayment would generate a refund of such taxes, the Executive shall only be required to pay to the Corporation the Overpayment less the amount of tax to be refunded and to transfer the refund of such taxes to the Corporation when received. In the event that the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive, together with interest at the applicable federal rate provided for in Code Section 7872(f)(2).

(e) In connection with making determinations under this Section 5, the Accounting Firm shall take into account the value of any reasonable compensation for services to be rendered by the Executive before or after the Change of Control, including any non-competition provisions that may apply to the Executive (whether set forth in this Agreement or otherwise), and the Corporation shall cooperate in the valuation of any such services, including any non-competition provisions.

(f) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 5 shall be borne by the Corporation, and the Corporation shall reimburse the Executive for all reasonable legal fees incurred with respect to the calculations under this Section 5 and any legal and accounting fees incurred with respect to disputes related thereto.

(g) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Agreement Payments, the Executive shall permit the Corporation to control issues related to the Agreement Payments or any excise tax thereon, provided that such issues do not potentially materially adversely affect the Executive. In the event of any conference with any taxing authority as to the Agreement Payments, any excise tax thereon, or associated income taxes, the Executive shall permit the representative of the Corporation to accompany the Executive, and the Executive and any representative of the Executive shall cooperate with the Corporation and its representative.

(h) Definitions. The following terms shall have the following meanings for purposes of this Section 5.

(i) “Accounting Firm” shall mean a nationally recognized certified public accounting firm (which accounting firm shall in no event be the accounting firm for the entity seeking to effectuate such change of control) or other professional services organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Corporation (as it exists prior to a Change of Control) and reasonably acceptable to the Executive for purposes of making the applicable determinations hereunder.

(ii) “Agreement Payment” shall mean a Payment paid or payable pursuant to this Agreement.

(iii) “Net After-Tax Receipt” shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Code Sections 1 and 4999 and under applicable state, local, and foreign laws, determined by applying the highest marginal rate under Code Section 1 and under state, local, and foreign laws that applied to the Executive’s taxable income for the immediately preceding taxable year, or such other rate as such Executive shall certify, in the Executive’s sole discretion, as likely to apply to the Executive in the relevant tax year.

(iv) “Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Code Section 280G of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Code Section 4999 will apply to such Payment.

(v) A “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.

(vi) “Present Value” of a Payment shall mean the economic present value of a Payment as of the date of the change in control for purposes of Code Section 280G, as determined by the Accounting Firm using the discount rate required by Code Section 280G(d)(4).

(vii) “Safe Harbor Amount” means (x) 3.0 times the Executive’s “base amount,” within the meaning of Code Section 280G(b)(3), minus (y) $1.00.

6. Confidential Information. The Executive agrees that, during his or her employment with the Corporation and at all times thereafter, he shall hold in a fiduciary capacity for the benefit of the Corporation all secret or confidential information, knowledge or data relating to the Corporation or any subsidiary or affiliate of the Corporation and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Corporation or during his or her consultation with the Corporation after his or her termination of employment, and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except in the good faith performance of his or her duties for the Corporation, the Executive shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Corporation and those designated by it.

7. Withholding of Taxes. The Corporation may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as required by law, provided that any stock withheld will only be withheld at the minimum statutory rates.

8. Release of Corporation by the Executive. As a condition of receiving the payments and benefits set forth in this Agreement, the Executive will be required to execute and not revoke (i.e., the applicable revocation period shall have expired) a Release in the form attached hereto as Exhibit A no later than the 45th business day following the date of termination of the Executive’s employment (or, in the event of an Anticipatory Termination, not later than the 45th business day following the date of the related Change of Control). In the event that the Executive fails or refuses to execute a Release when requested by the Corporation under the terms of this Agreement, then the Executive will not be entitled to receive Severance Benefits under this Agreement, and the Corporation will have no obligation to pay Severance Benefits to the Executive under this Agreement in the event of a Change of Control of the Corporation.

9. Acknowledgement. The Corporation hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment, or to measure the amount of damages which the Executive may suffer as a result of termination of employment hereunder. Accordingly, the payment of the Severance Benefits by the Corporation to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Corporation to be reasonable and will be liquidated damages, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise, except for a reduction in health insurance coverage as provided in subsection 4(c)(1). The Corporation shall not be entitled to set off or counterclaim against amounts payable hereunder with respect to any claim, debt, or obligation of the Executive.

10. Enforcement Costs; Interest. The Corporation is aware that, upon the occurrence of a Change of Control, the Board or a stockholder of the Corporation may then cause or attempt to cause the Corporation to refuse to comply with its obligations under this Agreement, or may cause or attempt to cause the Corporation to institute, or may institute, litigation, arbitration, or other legal action seeking to have this Agreement declared unenforceable, or may take, or attempt to take, other action to deny the Executive the benefits intended under this Agreement. In these circumstances, the purpose of this Agreement could be frustrated. It is the intent of the Corporation that the Executive not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement by litigation, arbitration, or other legal action nor be bound to negotiate any settlement of the Executive’s rights hereunder under threat of incurring such expenses because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive under this Agreement. Accordingly, if following a Change of Control it should appear to the Executive that the Corporation has failed to comply with any of its obligations under this Agreement, including the calculations under Section 5, or in the event that the Corporation or any other person takes any action to declare this Agreement void or unenforceable, or institute any litigation or other legal action designed to deny, diminish, or to recover from the Executive, the benefits intended to be provided to the Executive hereunder, the Corporation irrevocably authorizes the Executive from time to time to retain counsel (legal and accounting) of the Executive’s choice at the expense of the Corporation as provided in this Section 10 to represent the Executive in connection with the calculations under Section 5, or the initiation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, stockholder, or other person affiliated with the Corporation. Notwithstanding any existing or prior attorney-client relationship between the Corporation and such counsel, the Corporation irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Corporation and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The reasonable fees and expenses of counsel selected from time to time by the Executive as provided in this Section shall be paid or reimbursed to the Executive by the Corporation on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with its customary practices. In any action involving this Agreement, the Executive shall be entitled to prejudgment interest on any amounts found to be due him from the date such amounts would have been payable to the Executive pursuant to this Agreement at an annual rate of interest equal to the prime commercial rate in effect at The Huntington National Bank or its successor from time to time during the prejudgment period plus 4%.

11. Indemnification. From and after the earliest to occur of a Change of Control or termination of employment, the Corporation shall (a) for a period of five years after such occurrence, provide the Executive (including the Executive’s heirs, executors, and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Corporation’s expense, and (b) indemnify and hold harmless the Executive, to the fullest extent permitted or authorized by the law of the State of Maryland as it may from time to time be amended, if the Executive is (whether before or after the Change of Control) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, or employee of the Corporation or any Subsidiary, or is or was serving at the request of the Corporation or any Subsidiary as a director, trustee, officer, or employee of a bank, corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 11 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the charter or bylaws of the Corporation or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive’s official capacity and as to action in another capacity while holding such office, and shall continue as to the Executive after the Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of the Executive.

12. Arbitration. The initial method for resolving any dispute arising out of this Agreement shall be nonbinding arbitration in accordance with this Section. Except as provided otherwise in this Section 12, arbitration pursuant to this Section 12 shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. A party wishing to obtain arbitration of an issue shall deliver written notice to the other party, including a description of the issue to be arbitrated. Within 15 days after either party demands arbitration, the Corporation and the Executive shall each appoint an arbitrator. Within 15 additional days, these two arbitrators shall appoint the third arbitrator by mutual agreement; if they fail to agree within this 15-day period, then the third arbitrator shall be selected promptly pursuant to the rules of the American Arbitration Association for Commercial Arbitration. The arbitration panel shall hold a hearing in Columbus, Ohio, within 90 days after the appointment of the third arbitrator. The fees and expenses of the arbitrator, and any American Arbitration Association fees, shall be paid by the Corporation. Both the Corporation and the Executive may be represented by counsel (legal and accounting) and may present testimony and other evidence at the hearing. Within 90 days after commencement of the hearing, the arbitration panel will issue a written decision; the majority vote of two of the three arbitrators shall control. The majority decision of the arbitrators shall not be binding on the parties, and the parties may pursue other available legal remedies if the parties are not satisfied with the majority decision of the arbitrator. The Executive shall be entitled to seek specific performances of the Executive’s rights under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13. Employment Rights. This Agreement sets forth the Severance Benefits payable to the Executive in the event that the Executive’s employment with the Corporation is terminated under certain conditions specified in Section 3. This Agreement is not an employment contract nor shall it confer upon the Executive any right to continue in the employ of the Corporation or its Subsidiaries and shall not in any way affect the right of the Corporation or its Subsidiaries to dismiss or otherwise terminate the Executive’s employment at any time with or without cause.

14. Arrangements Not Exclusive. The specific benefit arrangements referred to in this Agreement are not intended to exclude the Executive from participation in or from other benefits available to executive personnel generally or to preclude the Executive’s right to other compensation or benefits as may be authorized by the Board at any time. The provisions of this Agreement and any payments provided for hereunder shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights which would accrue solely as the result of the passage of time under any compensation plan, benefit plan, incentive plan, stock option plan, employment agreement, or other contract, plan, or arrangement except as may be specified in such contract, plan, or arrangement. Notwithstanding anything to the contrary in this Section 14, the Severance Benefits provided in Section 4 are in lieu of any benefits to which the Executive would be entitled following the termination of his or her employment pursuant to the Corporation’s Transition Pay Plan and, in the event of an Anticipatory Termination, the amounts payable and benefits provided under this Agreement with respect to a specific type of payment or benefit (i.e., base salary severance) shall be reduced by any amount paid or benefit provided to the Executive in respect of that type of payment or benefit under the Corporation’s Transition Pay Plan in order to avoid duplication of such payments or benefits.

15. Termination. Except for termination of employment described in Section 3, this Agreement shall terminate if the employment of the Executive with the Corporation shall terminate prior to a Change of Control. For purposes of this Agreement, the Executive’s employment will be considered terminated if the Executive is informed prior to a Change of Control that the Executive’s employment is terminated under the terms of the Corporation’s Transition Pay Plan, and such termination was not in contemplation of a Change of Control. In these circumstances, this Agreement shall terminate on the Executive’s last day of active employment, and the Executive will not be eligible for payments or benefits under this Agreement while receiving or while eligible to receive pay or benefits under the Transition Pay Plan, or at any time thereafter.

16. Successors; Binding Agreements. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. The Executive’s rights and benefits under this Agreement may not be assigned, except that if the Executive dies while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the beneficiaries designated by the Executive to receive benefits under this Agreement in a writing on file with the Corporation at the time of the Executive’s death or, if there is no such beneficiary, to the Executive’s estate. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation (or of any division or Subsidiary thereof employing the Executive) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms to which the Executive would be entitled hereunder if the Executive terminated employment for Good Reason following a Change of Control.

17. No Vested Interest. Neither the Executive nor the Executive’s beneficiaries shall have any right, title, or interest in any benefit under this Agreement prior to the occurrence of the right to the payment of such benefit.

18. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or mailed by U.S. registered mail, return receipt requested, postage prepaid, addressed to the such addresses as each party may designate from time to time to the other party in writing in the manner provided herein. Unless designated otherwise notices to the Corporation should be sent to the Corporation at:

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43215

Attention: General Counsel

Until designated otherwise, notices shall be sent to the employee at the address indicated on the Beneficiary Designation and Notice form attached hereto as Exhibit B. If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. Notice sent by certified or registered mail shall be effective two days after deposit by delivery to the U.S. Post Office.

19. Savings Clause. If any payments otherwise payable to the Executive under this Agreement are prohibited or limited by any statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, any regulation issued by the Federal Deposit Insurance Company (the “FDIC”) that limits executive change of control payments that can be made by an FDIC insured institution or its holding company if the institution is financially troubled (any such limiting statute or regulation a “Limiting Rule”):

(a) the Corporation will use its best efforts to obtain the consent of the appropriate governmental agency (whether the FDIC or any other agency) to the payment by the Corporation to the Executive of the maximum amount that is permitted (up to the amounts that would be due to the Executive absent the Limiting Rule); and

(b) the Executive will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Agreement (as limited by the Limiting Rule) or (ii) any generally applicable Corporation severance, separation pay, and/or salary continuation plan that may be in effect at the time of the Executive’s termination.

Following any such election, the Executive will be entitled to receive benefits under this Agreement or plan elected only if and to the extent the agreement or plan is applicable and subject to its specific terms.

20. Amendment; Waiver. Prior to a Change of Control, the Corporation may amend, without the approval of the Executive, any provision of this Agreement to the extent necessary to comply with Section 409A of the Code so as to avoid any penalty or excise tax from being levied on the Executive; provided, however, that the Corporation may not decrease the amount of any benefit the Executive is entitled to receive under this Agreement without the Executive’s consent. Regarding any other amendment, the Corporation may not amend or modify this Agreement, and no provision may be waived, unless such amendment, modification, or waiver is agreed to in writing and signed by the Executive and the Corporation.

21. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

22. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

23. Governing Law. Except as otherwise provided herein, this Agreement shall be governed by the laws of the State of Maryland, without giving effect to any conflict of law provisions.

24. Section 409A of the Code.

(a) General. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Department of the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code, and payments, rights and benefits may only be made, satisfied or provided under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable, so as not to subject the Executive to the payment of taxes and interest under Section 409A of the Code. In furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement.

(b) In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits that constitute nonqualified deferred compensation under Section 409A provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. To the extent necessary to ensure the provision of non-taxable medical benefits under Section 105(h) of the Code or any similar law, the post-termination medical benefits provided to the Executive shall be provided in a manner that ensures that such benefits are provided on a basis (including with respect to tax treatment) that is no less favorable (including with respect to tax treatment) than the basis on which such benefits are provided (including the tax treatment) to (A) similarly situated executives of the Corporation who have not terminated employment or (B) if more favorable to the Executive, the Executive as of immediately prior to the Change of Control.

(c) Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Corporation as in effect on the date of termination), (i) any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is payable on account of the Executive’s separation from service and is otherwise due to the Executive under this Agreement during the six-month period following his or her separation from service (as determined in accordance with Section 409A of the Code) shall be accumulated and paid to the Executive in a lump sum on the first business day of the seventh month following his or her separation from service (the “Delayed Payment Date”) and (ii) in the event any equity compensation awards held by the Executive that vest upon termination of the Executive’s employment constitute nonqualified deferred compensation within the meaning of Section 409A of the Code, the delivery of shares of common stock (or cash) as applicable in settlement of such awards shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under Section 409A on which the shares (or cash) would otherwise be delivered or paid. The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code Section 1274(d) for the month in which the Executive’s separation from service occurs. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Executive’s death.

In witness whereof, the parties have signed this Agreement as of [            ], 2012.

CORPORATION:

HUNTINGTON BANCSHARES INCORPORATED

Stephen D. Steinour

EXECUTIVE:

[NAME]

Exhibit A

RELEASE AGREEMENT

This Release Agreement (this “Release Agreement”) is entered into by and between [EXECUTIVE] (the “Executive”) and Huntington Bancshares Incorporated, a Maryland Corporation (the “Corporation”), effective as of the Effective Date (as defined in Section 5 of this Release Agreement). All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Executive Agreement between the Executive and the Corporation, dated as of             , 2012 (the “Executive Agreement”).

WHEREAS, under the Executive Agreement, the Executive is entitled to certain Severance Benefits upon certain terminations of employment in connection with a Change of Control of the Corporation on the condition that, within forty-five (45) days of his date of termination, the Executive executes and does not revoke a general release of claims for the benefit of the Corporation and its affiliates;

WHEREAS, the Executive has thoroughly reviewed this Release Agreement, has entered into it voluntarily, and has consulted with legal counsel of his choice before signing this Release Agreement.

NOW THEREFORE, in consideration of the foregoing, and of the promises and mutual covenants herein contained, the Corporation and the Executive agree as follows:

1. GENERAL RELEASE OF CLAIMS. In exchange for the Severance Benefits as set forth on the attached Schedule I, the adequacy and sufficiency of which the Executive hereby expressly acknowledges, and all other consideration related to same, the Executive does hereby RELEASE, WAIVE, REMISE, AND FOREVER DISCHARGE the Corporation and all of the Corporation’s past, present, and future assigns, successors, affiliates, parent and subsidiary organizations, divisions, and corporations, officers, directors, shareholders, employees, and agents of the same, as well as their heirs, executors, administrators, successors, assigns, and other personal representatives, in their corporate capacities (hereinafter referred to collectively as the “Released Parties”) from any and all claims, demands, administrative charges, complaints, legal rights, compensation, obligation, actions, interests, debts, liabilities, damages, costs, attorneys’ fees and expenses, or causes of action of whatever type or nature, whether legal, equitable, or administrative, whether known or unknown to him, which he may now have against the Released Parties, either individually, jointly, or severally, based upon acts or omissions which have occurred from the beginning of time to the Effective Date of this Agreement relating or arising out of, either directly or indirectly, the Executive’s employment with, compensation by, and separation from the Corporation, including, but not limited to, claims (a) for breach of contract, wrongful termination of employment, whether in contract or tort, intentional, reckless, or negligent infliction of emotional distress, and (b) under the Civil Rights Act of 1964, as amended, the Ohio Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Comprehensive Omnibus Budget Reconciliation Act, and any applicable state or local laws of similar intent (collectively, the “Released Claims”). Notwithstanding the foregoing, the Released Claims do not include, and this Release Agreement does not release, any (i) rights to Severance Benefits under the Executive Agreement, rights with respect to the enforcement of the Corporation’s obligations in respect of the Severance Benefits under Sections 9, 10, 12 and 16 of the Executive Agreement and rights to legal and accounting fees as expressly provided under Section 5(f) of the Executive Agreement in the event of a dispute after the Effective Date with the Internal Revenue Service, (ii) rights to indemnification the Executive may have under applicable law, the by-laws or certificate of incorporation of the Corporation, the Executive Agreement or any other indemnification arrangement or director and officer liability policy, as a result of having served as an officer, employee or director of the Corporation or any of its affiliates; (iii) vested rights the Executive may have under the Corporation’s welfare and retirement plans and payment in respect of accrued but unused vacation days through the date of termination; (iv) any claims that the Executive may file for workers’ compensation benefits; and (v) any claims that arise after the Effective Date of this Agreement or that the Executive may not by law release through a settlement agreement such as this.

2. COVENANT NOT TO SUE. The Executive agrees not to file or initiate a lawsuit in any court or initiate an arbitration proceeding asserting any of the Released Claims against any of the Released Parties. The Executive further agrees that he will not permit himself to be a member of any class in any court or in any arbitration proceeding seeking relief against the Released Parties based on any of the Released Claims, and that even if a court or arbitrator rules that he may not waive a claim released by this Release Agreement, he will not accept any money damages or other relief in connection with any other action or proceeding asserting any of the Released Claims against any of the Released Parties.

3. NO PENDING ACTIONS. The Executive represents that as of the date he signs this Release Agreement, the Executive has not filed or initiated, or caused to be filed or initiated, any complaint, claim, action or lawsuit of any kind against any of the Released Parties in any federal, state or local court or agency.

4. WAIVER OF DAMAGES. Nothing in this Release Agreement is intended to or shall interfere with the Executive’s right to participate in a proceeding with any appropriate federal, state or local government agency enforcing federal, state or local discrimination laws and/or cooperating with said agency in its investigation. The Executive shall not, however, be entitled to receive any relief, recovery or monies in connection with any complaint or charge brought against any of the Released Parties with respect to any Released Claims, without regard as to who brought any such complaint or charge.

5. TIME TO CONSIDER AND REVOKE; ADVICE OF COUNSEL. The Executive acknowledges that he has been afforded at least twenty-one (21) days to consider whether to sign this Release Agreement. If the Executive elects not to take the full twenty-one (21) days to consider this Release Agreement, the Executive acknowledges having done so voluntarily and with the understanding that the Executive is waiving a statutory right to do so. If the Executive chooses to execute this Release Agreement, the Executive has the right to revoke the acceptance at any time within seven (7) days of signing (the “Revocation Period”) by delivering a written revocation to Huntington Bancshares Incorporated, 41 South High Street Columbus, Ohio 43215, Attention: General Counsel. Any such revocation shall state, “I hereby revoke my Release Agreement” and must be signed by the Executive and received by the Corporation before the end of the Revocation Period. So long as the Executive does not revoke this Release Agreement, it shall become effective on the day following the last day of the Revocation Period (the “Effective Date”). If the Executive decides to revoke this Release Agreement, the revocation shall make this Release Agreement null and void and shall be deemed effective on the date received by the Corporation. The Corporation hereby advises the Executive to consult with an attorney before executing this Release Agreement.

6. SEVERIBILITY. If for any reason any one or more of the provisions of this Release Agreement shall be held or deemed to be inoperative, unenforceable or invalid by a court of competent jurisdiction, such circumstances shall not have the effect of rendering such provision invalid in any other case or rendering any other provisions of this Release Agreement inoperative, unenforceable or invalid. In any such event, such provision shall be read by such court to be as broad and restrictive as possible without being found to be inoperative, unenforceable or invalid.

7. GOVERNING LAW. This Release Agreement shall be governed by the laws of the State of Maryland, without giving effect to any conflict of law provisions.

8. COUNTERPARTS. This Release Agreement may be executed in counterparts and each counterpart will be deemed an original.

9. SECTION HEADINGS. Section headings contained in this Release Agreement are for convenience of reference only and shall not affect the meaning of any provision herein.

[Signature page to follow]

PLEASE READ AND CONSIDER THIS RELEASE AGREEMENT CAREFULLY BEFORE EXECUTING. THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. IN EXECUTING THIS RELEASE AGREEMENT, THE EXECUTIVE EXPRESSLY REPRESENTS THAT HE IS DOING SO VOLUNTARILY AND OF HIS OWN FREE WILL AND THAT HE IS OF SOUND MIND AT THE TIME OF SAID EXECUTION.

IN WITNESS WHEREOF, each of the Executive and the Corporation by its duly authorized agent has hereunder executed this Release Agreement as of the date set forth below.

[EXECUTIVE]
Date:

HUNTINGTON BANCSHARES INCORPORATED

Name:
Title:
Date:

Exhibit B

Beneficiary Designation and Notice Form

Beneficiary Designation

In the event of my death, I direct that any amounts due me under the Agreement to which this Beneficiary Designation is attached shall be distributed to the person designated below. If no beneficiary shall be living to receive such assets they shall be paid to the administrator or executor of my estate.

Notice

Until notified otherwise, pursuant to Section 18 of the Agreement, notices should be sent to me at the following address:

Street Address

City, State and Zip Code

Date	[NAME]

Beneficiary

Relationship to Executive